Exhibit 10.35

PALM, INC.

Offer Letter Amendment

WHEREAS, Palm, Inc. (“Palm” or the “Company”) made an offer of employment, dated June 1, 2007, to Jonathan Rubinstein (“Mr. Rubinstein” or “you”), which Mr. Rubinstein accepted on June 1, 2007 (the “Offer Letter”);

WHEREAS, the Offer Letter indicated that Mr. Rubinstein would, as of the Effective Date, become a member of Palm’s Board of Directors in Class 3, with a term lasting until the Company’s 2008 annual meeting (the “Director Classification”);

WHEREAS, the Offer Letter contained a description of equity awards to be granted to Mr. Rubinstein under the headings “Stock Options” and “Performance Shares” (together, the “Equity Awards”); and

WHEREAS, the Company and Mr. Rubinstein desire to revise the terms of the Offer Letter with respect to the Director Classification and the vesting of the equity awards;

NOW, THEREFORE, the Company and Mr. Rubinstein agree as follows:

1.	Director Classification. Mr. Rubinstein will be appointed to Palm’s Board of Directors in Class 1, with a term lasting until the Company’s 2009 annual meeting.

2.	Equity Award Vesting. With the intention of modifying the time-based vesting of all of the Equity Awards and the final date of forfeiture of the performance-based Equity Awards but leaving all of the other terms and conditions of the Equity Awards as set forth in the Offer Letter, the sections of the Offer Letter entitled “Stock Options” and “Performance Shares” are amended and restated in their entirety as follows:

Stock Options:

Following the Effective Date, Palm’s Board of Directors or its designee will grant you an option to purchase a total of 2,000,000 shares of Palm’s common stock subject to the terms and conditions set forth in Palm’s standard stock option agreement, except as set forth below. The per share exercise price for the option will be set at the closing price of Palm’s common stock on the sixth day of the month (the “Grant Date”) following the month (extending from the 2nd day of a calendar month through the 1st day of the next calendar month) that includes the Effective Date or, if the stock market is closed on that date, the closing price of Palm’s common stock on the last trading day prior to that date.

For example, if the Effective Date is between August 2nd and September 1st, your grant date will be September 6 and the option will be priced as of the close of trading on September 6; if the stock market is closed on September 6, then the option shares will be priced as of the close of trading on the last trading day prior to September 6, but the Grant Date will remain September 6.

Contingent on you being an employee or other service provider of Palm on each vesting date, the option will vest over 45 months as follows:

The option will vest as to 1,000,000 shares subject only to time-based vesting: the option will vest as to 25% of such 1,000,000 shares on the 9-month anniversary of the Grant Date, and will vest with respect to the remainder of such 1,000,000 shares in equal monthly installments through and including the 45-month anniversary of the Grant Date.

The option will vest as to 1,000,000 shares on a combination of performance-based vesting and time-based vesting. Provided that the Cumulative Total Shareholder Return (or “CTSR”) targeted for each tranche is achieved, the option will vest in tranches over time, as specified below. For all purposes in this letter, CTSR shall be measured as the cumulative increase in the price per share of Palm’s common stock (measured as the price reported by the Nasdaq Global Market or such other exchange which is at the time the principal market for Palm’s common stock) reported as the closing price. The starting point for the measurement of CTSR shall be the lower of (i) $8.50 per share or (ii) the per share exercise price of the option granted to you pursuant to this letter. In the event that any dividends are paid on Palm’s common stock (other than dividends paid in common stock), the CTSR will be calculated as though such dividends were used to purchase additional shares of Palm’s common stock, in the same manner as required by the Securities Exchange Commission for proxy statement purposes.

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As to 333,334 shares, the option will vest as to 25% of such shares on the later of the date that Palm achieves a CTSR of 50% or the 9-month anniversary of the Grant Date. The option shall vest as to the remaining 75% of such shares in equal monthly installments commencing on the 10-month anniversary of the Grant Date, through and including the 45-month anniversary of the Grant Date, provided that a CTSR of 50% has been achieved (and in the event that a CTSR of 50% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately). Should the CTSR performance threshold not be achieved as of the 45-month anniversary of the Grant Date, the option will be forfeited with respect to the unvested portion on such date.

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As to 333,333 shares, the option will vest as to 25% of such shares on the later of the date that Palm achieves a CTSR of 100% or the 9-month anniversary of the Grant Date. The option shall vest as to the remaining 75% of such shares in equal monthly installments commencing on the 10-month anniversary of the Grant Date, through and including the 45-month anniversary of the Grant Date, provided that a CTSR of 100% has been achieved (and in the event that a CTSR of 100% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately). Should the CTSR performance threshold not be achieved as of the 45-month anniversary of the Grant Date, the option will be forfeited with respect to the unvested portion on such date.

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As to 333,333 shares, the option will vest as to 25% of such shares on the later of the date that Palm achieves a CTSR of 200% or the 9-month anniversary of the Grant Date. The option shall vest as to the remaining 75% of such shares in equal monthly installments commencing on the 10-month anniversary of the Grant Date, through and including the 45-month anniversary of the Grant Date, provided that a CTSR of 200% has been achieved (and in the event that a CTSR of 200% is achieved after some of such monthly installments have passed, then such past monthly vesting shall occur immediately). Should the CTSR performance threshold not be achieved as of the 45-month anniversary of the Grant Date, the option will be forfeited with respect to the unvested portion on such date.

Your Option Agreement will provide that if the exercise of your option following your termination of service with the company would be prohibited any time solely because the issuance of shares of company common stock would violate the registration requirements under the Securities Act of 1933, then your option shall terminate on the earlier of the expiration of the term of the option or the expiration of a period of three months after the termination of your service during which the exercise of the option would not be in violation of such registration requirements.

Performance Shares:

On the Grant Date, Palm’s Board of Directors or its designee will grant you 1,000,000 Palm performance shares (also known as restricted stock units or RSUs), subject to the terms and conditions set forth in Palm’s standard performance share agreement, except as set forth below. Contingent on you being an employee or other service provider of Palm on each vesting date, the performance shares will vest over 45 months as follows:

500,000 restricted stock units will be subject only to time-based vesting, and will vest in 25% increments on each of the 9-month, 21-month, 33-month and 45-month anniversaries of the Grant Date.

500,000 restricted stock units will vest based on a combination of performance-based vesting and time-based vesting as described below. Provided that the CTSR targeted for each tranche is achieved (either before or after the time-based vesting), the restricted stock units will vest as to the unvested shares remaining in that tranche over time.

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As to 250,000 of these restricted stock units, 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 9-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 21-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 33-month anniversary of the Grant Date; and 25% will vest on the later of the date that Palm achieves a CTSR of 50% or the 45-month anniversary of the Grant Date. Should the CTSR performance threshold not be achieved within 45 months from the Grant Date, the restricted stock units will be forfeited on such date.

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As to 250,000 of these restricted stock units, 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 9-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 21-month anniversary of the Grant Date; 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 33-month anniversary of the Grant Date; and 25% will vest on the later of the date that Palm achieves a CTSR of 100% or the 45-month anniversary of the Grant Date. Should the CTSR performance threshold not be achieved within 45 months from the Grant Date, the restricted stock units will be forfeited on such date.

[End of Amended and Restated “Stock Options and Performance Shares Sections]

3.	Effective Date; Miscellaneous. This Offer Letter Amendment is intended to be and shall be effective as of the Effective Date. Except as expressly set forth in this Offer Letter Amendment, the Offer Letter shall remain in full force and effect and shall not be amended hereby. Capitalized terms used in this Offer Letter Amendment and not otherwise defined in this Offer Letter Amendment shall have the meanings given to such terms in the Offer Letter.

PALM, INC.		JONATHAN RUBINSTEIN

By:	/s/ Edward T. Colligan	/s/ Jonathan Rubinstein
	Edward T. Colligan	Jonathan Rubinstein
President and CEO

Date:	10/26/07	Date:	10/29/07